Room R2, FTY D, 16/F,

Kin Ga Industrial Building,

9 San On Street,

Tuen Mun, N.T., Hong Kong.

August 1, 2025

Dear Directors

Consent to Appointment as Acting CFO

I, Feng Tian, hereby consent to my appointment as an CFO of the Company, subject to the memorandum and articles of association of the Company and until such time as I resign or am removed from such office. I confirm that I have accepted my appointment on the basis that the indemnity in the memorandum and articles of association of the Company would be deemed to form part of my service contract and/or terms of appointment with the Company and accordingly that I would be able to enforce such indemnity, if necessary, against the Company.

I confirm that the name given above, and the details contained in Schedule 1, are accurate and may be entered in the register of directors of the Company.

I also confirm that I am not:

(a) an individual who is under 18 years of age;

(b) a person who is a disqualified person within the meaning of section 260(4) of the Insolvency Act (As Revised);

(c) a person who is a restricted person within the meaning of section 409 of the Insolvency Act (As Revised);

(d) an undischarged bankrupt; or

(e) a person who, in respect of the Company, is disqualified by the memorandum or articles of association from being a director of the Company.

Yours faithfully

____

Feng Tian

Schedule 1

Director Details

Full Name:	[**Feng Tian**]
Former name (if any)[1]:	
Email:	[***tianfeng@ccmg.tech***]
Remuneration:	[***$1,000.00/month***]
ID No.:	[***Passport:EG3428363***]
Nationality:	[***CHINA***]